U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   (Last)           (First)           (Middle)
   Bengfort         Scott             Delgado
   11403 Corte Playa Laguna
   San Diego, CA 92124
2. Date of Event Requiring Statement (Month/Day/Year)
   May 19, 1998
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Issuer Name and Ticker or Trading Symbol
   California Applied Research, Inc.

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing  (Check Applicable Line)
   [X]  Form Filed by One Reporting Person
   [_]  Form Filed by More than one Reporting Person

Table I -- Non-Derivative Securities Beneficially Owned

1.Title of Security           2.Amount of  3.Ownership  4.Nature of Indirect
                              Securities   Form:        Beneficial Ownership
                              Beneficially Direct(D) or
                              Owned        Indirect(I)

Common Stock, $.001 par value  1,000,000   D



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



Table II -- Derivative Securitites Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)


1.Title of   2.Date Exer-    3.Title          4.Conver-  5.Owner-     6.
  Derivative cisable and     and Amount       sion or    ship:        Nature
  Security   Expiration      of Underlying    exercise   Form of      of
             Date(Month/     Securities       price of   Deriv-       Indirect
                Day/Year)           Amount    deri-      ative        Beneficial
                     Expira-        or        Security   Direct(D     Ownership)
             Exer-   tion    Title  Number of            Indirect(I)
             cisable Date           Shares
                                              (C>

Explanation of Responses:

Pertains to stock held when subject company became a reporting company.


Signature of Reporting Person


/s/___________________
Scott D. Bengfort
Date 6-4-99